Exhibit 10.4

*AGREEMENT PREVIOUSLY FILED*
*RE-FILED TO INCLUDE ALL EXHIBITS, SCHEDULES, AND ATTACHMENTS*

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (as amended from time to time, this “Agreement”) is entered into as of the 3rd day of April, 2006, by and between COVENANT TRANSPORT, INC., a Tennessee corporation (“Seller”); and CT CHATTANOOGA TN, LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

A.           Seller holds title to the Property (as hereinafter defined).

B.           Buyer desires to purchase the Property (as hereinafter defined) for the price defined herein, and lease the Property (as hereinafter defined) back to Seller, as tenant, and upon the terms hereinafter set forth.

Now, therefore, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1.           Sale of Property.  Seller agrees to sell the property located in Tennessee identified on Exhibit A (the “Property”) to Buyer, and Buyer agrees to purchase from Seller the Property, all on the terms and conditions set forth herein, including the following rights:

     (a)           Fee simple title in and to the parcel of real property (the land constituting such parcel being the “Land”), as more particularly described on Exhibit A attached hereto, together with all easements, rights-of-way, and privileges appurtenant thereto and all buildings and improvements situated thereon (collectively, the “Improvements” and such parcel, including the Land and Improvements shall be called the “Parcel”);

     (b)           All right, title and interest of Seller in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems permanently affixed to and used in connection with the Land and the Improvements, including all elevators, pipings, conduits, ducts, partitions, boilers, compressors and furnaces, and all other fixtures (the “Fixtures”) attached or appurtenant to the Land in such a manner as to constitute real estate under applicable state law; and

     (c)           Seller’s copies of all original and supplemental surveys, structural and engineering reports, geo-technical reports, plans, specifications, operating manuals, warranties and guarantees covering the Improvements and the Fixtures that are currently in the possession of Seller, or its subsidiaries; and Seller’s right, title and interest in all such assignable agreements, and any assignable licenses or permits relating to the ownership or operation of the Property (except those required to be maintained by Seller or its subsidiary for the continued operations of its business at the Property).

2.           Price.  The purchase price to be paid by Buyer to Seller for the Property (the “Purchase Price”) shall be $30,000,000.  Subject to the terms and conditions set forth in this Agreement, the Purchase Price, less any prorations to be credited to Buyer, plus any prorations to be credited to Seller, shall be paid in immediately available funds at Closing.

3.           Seller’s Deliveries; Third Party Reports.  Seller has provided to Buyer the materials listed on Schedule 1 attached to this Agreement (which, together with all other information and materials relating to the Parcel that is supplied to Buyer by Seller or any of its subsidiaries or at Seller’s expense, are hereinafter referred to as the “Seller Information”).  Seller has ordered a new owner’s title insurance commitment (the “Commitment”) in the name of Buyer from First American Title Insurance Company with respect to the Property and an updated ALTA as-built survey for the Parcel (the “New Survey”).  If the transaction described in this Agreement is not consummated for any reason, Buyer shall deliver to Seller all Seller Information in Buyer’s possession.

4.           Inspection Period.  Buyer shall have until, but no later than, the Date of Closing, as defined below (the “Inspection Period”) to conduct in regard to the Parcel such tests, feasibility studies, surveys, inspections and reviews of the due diligence materials provided by Seller as Buyer chooses to conduct, and to review title, survey and environmental matters.  Buyer shall notify Seller in writing as to the date on which Closing will take place (the “Date of Closing”), which date shall be no later than April 3, 2006.  In the event that Buyer disapproves of any matters affecting the Parcel in accordance with the terms hereof, and Seller does not commit to resolve the same to Buyer’s satisfaction, Buyer may terminate this Agreement by submitting written notice of termination to Seller on or before the Date of Closing.

5.           Closing.  The closing of the sale of the Property (the “Closing”) shall be held, subject to the fulfillment of all conditions to Buyer’ obligations to close or waiver thereof by Buyer, on the Date of Closing.  At Closing, Seller shall execute and deliver to First American Title Insurance Company, 6142 Shallowford Road, Suite 104, Chattanooga, Tennessee 37421, Attn:  Kelly Komorowski (“Escrow Agent”) or to Buyer’ counsel, the following with respect to each Parcel:

  (a)           A warranty deed in customary form for the jurisdiction in which such Parcel is located conveying good and marketable fee simple title to the Land and the Improvements to Buyer, and, if the related Property includes any personal property, a bill of sale and assignment conveying good and marketable title to all such personal property, in each case free and clear of all liens, charges, encumbrances, easements, covenants and restrictions except for (i) unpaid taxes not yet due and payable, (ii) matters shown on the surveys provided to Buyer, unless Buyer has objected thereto as set forth in this Agreement, and (iii) matters of record, unless Buyer has objected thereto as set forth in this Agreement;

  (b)           copies of all surveys, plans, specifications, structural and engineering reports, manuals, warranties and guarantees described in paragraph 1(c) to the extent in Seller’s, or Seller’s subsidiary’s, possession;

  (c)           A fully executed original counterpart of a lease substantially in the form attached hereto as Exhibit B (the “Lease”) and a memorandum of lease in recordable form, and a lease guaranty in the form attached hereto as Exhibit C (the “Lease Guaranty”), duly executed by Seller’s parent, Covenant Transport, Inc., a Nevada corporation (the “Lease Guarantor”);

(d)           An affidavit stating that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986;

(e)           Any customary affidavits reasonably required by the title insurance company to issue its title policy(ies) to Buyer;

(f)           All other documents affecting title to and possession of the Property and necessary to transfer or assign the same to Buyer, free and clear of all liens, security interests, charges and encumbrances, except the Permitted Exceptions (as defined in Paragraph 9);

(g)           A copy of a resolution for Seller authorizing the sale and leaseback of the Property in accordance with the terms of this Agreement, and further authorizing the execution of all closing documents and the performance of all other acts necessary to close the sale and leaseback of the Property in accordance with the terms of this Agreement, and a copy of a resolution of Lease Guarantor authorizing the execution, delivery and performance of the Lease Guaranty;

(h)           A secretary’s certificate relating to incumbency and organizational documents for Seller and Lease Guarantor;

(i)           A copy of the certificate of occupancy or legal equivalent thereof for the Parcel;

(j)           Insurance certificates as required under the Lease for the Parcel;

(k)           An opinion of counsel for Seller and Lease Guarantor covering such matters as Buyer may reasonably request; and

(l)           Other documents and certificates reasonably requested by Buyer.

In addition, Buyer’s obligation hereunder to purchase the Property shall be conditioned on the receipt by Buyer of the following, each of which shall be in form and substance satisfactory to Buyer:

(a)           An appraisal for the Parcel that meets the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and which shows that the fair market value of the Parcel is not less than the Purchase Price therefor, plus any transaction costs funded by Buyer;

(b)           A Phase I Environmental Assessment for the Parcel and, if recommended in such Phase I Environmental Assessment, a Phase II Environmental Assessment by an environmental services firm satisfactory to Buyer; and

(c)           A property condition report for the Parcel conducted by an engineering firm satisfactory to Buyer.

At Closing, Buyer shall execute and/or deliver to Seller (i) an original of the Lease and the memorandum of Lease, (ii) a transfer tax declaration (or similar instruments as may be required by law), (iii) the Purchase Price for such Parcel, and (iv) any other document or instrument reasonably required by Seller.

Seller shall pay 100% of the cost of all recordation, transfer and intangible taxes imposed on the warranty deed for the Property and the Lease and the cost of recording any title curative documents, including, without limitation, satisfactions of deeds to secure debt, mortgages and deeds of trust, and financing statement terminations.  At Closing, Seller shall pay for (i) Buyer’s owner’s title insurance premium (including all endorsements requested by Buyer that are legally available in the related jurisdiction) for the policy issued pursuant to the Commitment, and title search costs, (ii) the cost of the New Survey, (iii) the cost of the environmental audits, the appraisal and the property condition report conducted on behalf of Buyer for the Parcel, (iv) all costs and fees of the Escrow Agent, and (v) Seller’s legal expenses.  Buyer shall be responsible for its own legal expenses incurred in connection with the Closing.  The Closing and delivery of all such documents shall take place as shall be mutually agreeable to the parties.  Seller agrees to deliver possession of the Parcel to Buyer on the Date of Closing, subject only to rights of Seller, as tenant, under the Lease.

6.           Lease.  The Parcel shall be leased to Seller under a net lease in form substantially identical to that attached hereto as Exhibit B.

7.           Termination.  If Closing does not occur on or before the Date of Closing, time being of the essence, and (i) all of the conditions precedent to Buyer’ obligation to close set forth in this Agreement have been satisfied and (ii) Seller is not in breach of any of its obligations to Buyer contained in this Agreement, Seller may terminate this Agreement upon written notice to Buyer.

8.           Income and Expenses of the Property.  Through the Date of Closing, Seller shall pay when due any payments of principal and interest secured by any liens or encumbrances on the Property.  Seller shall be responsible for all expenses of the Property, and shall be entitled to all income from the Property, attributable to the period prior to Closing.  Seller agrees that all expenses related to the Property or otherwise accrued for the period prior to the Date of Closing shall be paid in full by Seller when due.

Seller shall indemnify, defend and hold Buyer harmless from and against any costs, expenses, penalties or damages, including reasonable attorneys’ fees, resulting from any failure by Seller to timely pay or cause to be paid any of the items described in this paragraph 8 that are attributable to the period on or before the Date of Closing.

9.           Title Examination; Title Defects.  The matters listed on Schedule 2 attached hereto are “Permitted Exceptions.”  From the date of this Agreement (the “Effective Date”) Seller shall not consent to, or permit to exist, any encumbrances, easements or other restrictions to be placed on or granted with respect to the Parcel, other than any matters consented to by Buyer in writing and the Permitted Exceptions, without the prior written consent of Buyer (such encumbrances prohibited hereby being “Seller Encumbrances”).

The title exceptions set forth in the Commitment for the Parcel shall reflect only the Permitted Exceptions and any title matters consented to in writing by Buyer.  The Commitment shall include such endorsements as may be reasonably requested by Buyer and that are available in the applicable jurisdiction.  Seller shall have obtained the commitment of the title company to insure the so-called “gap period” at Closing. Seller shall be responsible for satisfying all the requirements of the Commitment on or before the Date of Closing.

At any time before Closing, Buyer may notify Seller of any Seller Encumbrance or other additional title matter affecting the Parcel that Buyer is purchasing that is not a Permitted Exception or any matter shown on the survey of the Parcel, in each case that is not acceptable to Buyer (such being a "Title Defect").  Seller shall have up to ten (10) business days after receipt of such notice to cure such Title Defect or to provide evidence reasonably satisfactory to Buyer that such Title Defect will be cured or "insured over" at Closing, or to provide notice to Buyer that Seller will not cure such Title Defect.  If requested by Seller, the Closing shall be extended for up to ten (10) business days in order to permit Seller sufficient time to remove such Title Defect.  If Seller fails or refuses to cure such Title Defect or to provide such evidence within the cure period described above, then Buyer may terminate this Agreement upon written notice to Seller of its election to so terminate.

10.           Environmental Defects; Property Condition Defects.  In the event that Buyer discovers any contamination or pollution on the Parcel or any violation of any environmental law, or any noncompliance by Seller or its affiliates with any recommendations set out in the environmental audits conducted on behalf of Buyer by an environmental firm selected by Buyer (the “Environmental Reports”), or any other condition or circumstance not acceptable to Buyer with respect to the environmental condition of the Parcel (each such defect or item of noncompliance being an "Environmental Defect"), then Buyer may terminate this Agreement upon written notice to Seller of its election to so terminate.  In the event that Buyer discovers any deferred maintenance or other unsatisfactory condition with respect to the Parcel (each such item, a “Condition Defect”), Buyer may notify Seller thereof and Seller shall have up to ten (10) business days after receipt of such notice to cure such Condition Defect or to provide evidence reasonably satisfactory to Buyer that such Condition Defect will be cured in a time frame and in a manner reasonably satisfactory to Buyer, or to provide notice to Buyer that Seller will not cure such Condition Defect.  If requested by Seller, the Closing shall be extended for up to ten (10) business days in order to permit Seller sufficient time to cure such Condition Defect.  If Seller fails or refuses to cure such Condition Defect or to provide such evidence within the cure period described above, then Buyer may terminate this Agreement upon written notice to Seller of its election to so terminate.

11.           Inspections.  Buyer and its representatives shall have the right from and after the Effective Date to enter upon the Property during Seller’s normal business hours for the purpose of conducting such inspections, tests and investigations of the Property as it may desire.  Notwithstanding the foregoing, Buyer (a) shall not unreasonably interfere with, interrupt or disrupt the operation of Seller’s business on the Property, (b) shall not cause any construction, mechanic’s or materialman’s liens or other liens to attach to the Property or any portion thereof by reason of the performance of any work or the purchase of any materials by Buyer or any other party in connection with the studies or tests conducted on the Property, (c) shall give Seller not less than 24 hours notice prior to entry onto the Property by Buyer (unless such notice is waived by Seller) or any other party directed by Buyer and shall permit Seller to have a representative present during all investigations and inspections conducted with respect to the Property, and (d) shall take all reasonable actions to ensure that all actions taken in connection with the investigations and inspections of the Property, and all equipment, materials and substances generated, used or brought onto the Property pose no threat to the safety of persons or the environment and cause no material damage to the Property, Seller or other persons.  Buyer agrees to indemnify and hold Seller harmless from and against any liens, claims, actions, charges, damages, expenses (including, without limitation, reasonable attorneys’ fees and court costs) and liabilities incurred through, and agrees to make any repairs to the Property arising out of damage resulting from (and Seller agrees to provide Buyer and its agent, contractors and representative access to the Property to make such repairs), the exercise by Buyer and its agents, contractors, or representatives, of the privilege granted in this paragraph, except to the extent attributable to Seller’s, or Seller’s affiliate’s, gross negligence or willful misconduct.  Seller agrees to promptly notify Buyer of any such claim or potential claim, and agrees that Buyer shall have the right to control the defense of any such claim.  The obligations under this paragraph 11 shall survive termination of this Agreement.

12.           Broker’s/Advisor’s Fees.  Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no brokers' or real estate commissions or similar fees will be due as a result of Seller’s or Buyer’s, as the case may be, retention of, or obligation to, any broker or agent in connection with Closing the sale of the Property.  Each party agrees to indemnify the other against any cost and expense (including reasonable attorneys' fees) incurred by the other as a result of the untruthfulness or inaccuracy of the foregoing representation.

13.           Representations, Warranties by Seller.  Seller represents to Buyer that:

(a)           Seller has all requisite power and authority to execute this Agreement, the Lease, the Closing Documents listed in paragraph 5 and all other documents required to be delivered by Seller, and to assume and perform all of its obligations under this Agreement, the Lease and such Closing Documents.  The execution of this Agreement and the Lease by Seller, and the performance by Seller of its obligations hereunder and thereunder, do not require the consent of any third party, including any governmental authority.

(b)           The execution and delivery of this Agreement and the Lease, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by such corporate action as may be required, and the execution and delivery of this Agreement and the Lease, and the sale and leaseback of the Property do not and will not violate, or create a lien pursuant to, the organizational documents of Seller, any judgment, order, agreement, indenture or contract to which Seller is a party, or any law, ordinance, rule or regulation applicable to Seller, or by which Seller is bound.  Upon execution by Seller, this Agreement, the Lease and the other documents and agreements to be executed by Seller in connection with the transactions contemplated by this Agreement, shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to general equitable principles and to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally.

(c)           Seller is a corporation duly organized, validly existing and in good standing under the laws of Tennessee.  Seller has full power and authority to own, sell and lease the Property and enter into this Agreement and the Lease.

(d)           There will be no leasing commissions payable with respect to the Lease.

(e)           There shall be no service, maintenance, property management, leasing or other contracts affecting the Property in existence as of the Date of Closing to which either Buyer or the Property shall be bound or be subject after the Closing, except for those that have been disclosed in writing by Seller to Buyer and (i) which will be the obligations of Seller, as tenant under the Lease (and not obligations of Buyer), and (ii) which are terminable by Buyer without penalty or cost on no more than thirty (30) days’ notice.  Neither Seller nor the Property is subject to any obligation or agreement, including any right of first refusal, which could prevent Seller from completing the sale of the Property to Buyer under this Agreement.

(f)           There is no action, suit, proceeding, litigation, administrative agency action, condemnation proceeding or proceeding of any kind pending or, to Seller’s knowledge, threatened against Seller affecting or questioning Seller’s title to, right to sell or use, maintenance or operation of the Property, including any requests for public dedication, nor does Seller know of any basis for any such action.  Seller has received no written notice from any governmental agency of any violation by Seller of any law, rule or regulation with respect to Seller’s ownership, use, occupancy maintenance or operation of the Property.

(g)           To Seller’s knowledge, (1) the Property does not contain any “Hazardous Materials” (as defined below) in violation of any applicable “Environmental Laws” (as defined below), (2) the Property is not subject to federal, state or local regulations or liability because of the presence of stored, leaked, spilled or disposed petroleum products, waste materials or debris, underground storage tanks, “PCBs” or PCB items (as defined in 40 C.F.R. §761.3), “asbestos” (as defined in 40 C.F.R. §763.63), or the past or present accumulation, treatment, storage, disposal, spillage or leakage of any Hazardous Materials; (3) no portion of the Land has been used for the disposal of Hazardous Materials nor have any wetlands or tidal waters, as those terms are defined in 33 C.F.R. §328.3 been filled in violation of any Environmental Laws; and (4) no Hazardous Materials have been generated, treated, stored, recycled, transported, released, discharged, emitted, disposed of or otherwise handled at, on or under the Property except in de minimis quantities stored, used and disposed of in accordance with applicable Environmental Laws.  Seller further represents to Buyer that the Property shall be maintained in the condition represented above through the Date of Closing.  As used in this paragraph 14(g), the term “Hazardous Materials” shall mean any contaminant, oil, petroleum or petroleum by-product, asbestos or asbestos-related products, hazardous wastes, hazardous substances, hazardous materials, toxic substances, hazardous air pollutants or toxic pollutants, as those terms are defined in Environmental Laws;  the term “Environmental Laws” shall mean the Resource Conservation and Recovery Act (42 U.S.C.A. §§6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. §§9601 et seq.), the Hazardous Materials Transportation Act (42 U.S.C.A. §§1801 et seq.), the Toxic Substances Control Act (15 U.S.C.A. §§2601 et seq.), the Clean Air Act (42 U.S.C.A. §§7401 et seq.), and the Clean Water Act (33 U.S.C.A. §§1251 et seq.), any amendments thereto, and any regulations promulgated pursuant thereto, and any other federal, state or local laws dealing with the environment, health or safety related to the environment or any other state or local law, regulation or ordinance relating to the foregoing matters.

(h)           All buildings and improvements on the Land constituting a portion of the Property fully conform with all applicable zoning ordinances and regulations (as modified by any “special exceptions” or “special use permits” or the like), building, health, fire and safety codes and restrictions and other laws, ordinances, rules and regulations except to a de minimis extent not materially and adversely affecting the use, occupancy, maintenance, ownership, marketability, operation, value or mortgageability of the Property, and are located entirely within the boundaries of the Land.

(i)           No assessments or charges for any public improvements have been made against the Property which remain unpaid, except as may be shown in the title commitment for the Property, and Seller has no knowledge of any plans for improvements which might give rise to a special assessment.

Seller hereby agrees that the truthfulness of each of the foregoing representations is a condition precedent to the performance by Buyer of its obligations under this Agreement.  Upon the material breach by Seller of any representation made in this Agreement or the failure to occur of any condition to Buyer’s obligation to Close, and if Seller has failed to cure such breach or condition within ten (10) business days of receipt of written notice of such breach or condition from Buyer, Buyer may, at its option prior to the Date of Closing, terminate this Agreement.

15.           Representations, Warranties by Buyer.  Buyer represents to Seller that Buyer has all requisite power and authority to execute this Agreement and the Lease, that the execution and delivery of this Agreement and the Lease, and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by such action as may be required, that no further action or approval is required in order to constitute this Agreement as a binding and enforceable obligation of Buyer, and that Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

16.           Defaults.  Upon the breach by Seller of any of the representations contained in this Agreement, or the default by Seller in the performance of any other obligation of Seller set forth in this Agreement, and, in each case, Seller has failed to cure such breach or default within ten (10) business days after written notice from Buyer, Buyer may exercise all remedies available to it, including any or all of the following: (a) Buyer may terminate this Agreement by delivery of written notice to Seller; and (b) Buyer may institute proceedings in any court of competent jurisdiction to specifically enforce the performance by Seller of the terms of this Agreement.  In addition, Seller shall be responsible for the payment of, or reimbursement of Buyer for, all reasonable costs and expenses incurred by Buyer in connection with the transaction contemplated by this Agreement, including all reasonable legal fees and expenses, and all costs for the New Survey, the environmental audits of the Parcel, the appraisal and the property condition report for the Parcel.

If Buyer defaults in the performance of any of its obligations under this Agreement, Seller shall be entitled to receive and retain from Buyer copies of all surveys, inspections, evaluations and other reports on the Property prepared by or for Buyer and neither party shall have any other claim against the other.

17.           Damage, Destruction and Eminent Domain.

 (a)           If, prior to the Date of Closing, the Parcel or any part thereof is damaged or destroyed by fire, the elements or any other destructive force or cause to the extent that repairing such damage or destruction is reasonably estimated to cost Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or more, then, within a reasonable time of any such damage or destruction, Seller shall give a written notice to Buyer specifying the insurance carrier's estimate of the amount of insurance payable as the result of such damage or destruction.  Within ten (10) business days after Buyer has received the written notice described in the preceding sentence, Buyer may elect to terminate this Agreement by delivery of written notice to Seller.  If Buyer elects to consummate the purchase despite the damage or destruction, or if any lesser damage or destruction has occurred, there shall be no reduction in or abatement of the Purchase Price, and the parties shall treat such casualty damage as having occurred during the term of the Lease.

 (b)           If, prior to the Date of Closing any judicial, administrative, or other condemnation proceedings are instituted or threatened in which a taking of the Parcel is proposed that exceeds Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in value, including any consequential damages to the Parcel, then within a reasonable time of receipt by it or notice of the institution of any judicial, administrative, or other condemnation proceedings involving the Parcel, Seller shall give a written notice to Buyer.  Within ten (10) business days after Buyer has received the written notice described in the preceding sentence, Buyer may elect to terminate this Agreement, by delivery of written notice to Seller.  If Buyer elects to consummate the purchase despite the institution of condemnation proceedings, or if it appears that the value of the proposed taking, including any consequential damages to the Property, shall total less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), there shall be no reduction in or abatement of the Purchase Price, and the parties shall treat such condemnation as having occurred during the term of the Lease.

18.           Assignment.  Buyer may not assign this Agreement without prior written consent of Seller, except that Buyer may assign this Agreement to SunTrust Equity Funding, LLC, or a wholly owned subsidiary of, or other entity controlled by, SunTrust Equity Funding, LLC.

19.           Notices.  Any notice, demand, communication or election required or permitted to be given or served upon either party shall be deemed given or served in accordance with the provisions of this Agreement, if the notice or election is delivered by (i) facsimile which shall be deemed received if a confirmation is received by the sender during normal business hours, (otherwise deemed to be received during the next business day), (ii) overnight air courier, or (iii) personal delivery to or by mailing the notice or election in a sealed wrapper by United States registered or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

If to Buyer:	c/o SunTrust Equity Funding, LLC
303 Peachtree Street, 24th Floor
Mail Code 3951
Atlanta, GA 30308
Attention: Allison McLeod
Facsimile: 404-230-1344

With a copy to:	Greenberg Traurig, LLP
77 West Wacker Drive, Suite 2500
Chicago, IL 60601
Attention: Julia Sarron
Facsimile: 312-899-0396

If to Seller:	Covenant Transport, Inc.
400 Birmingham Highway
Chattanooga, TN 37419
Attention: Joey B. Hogan
Facsimile: 423-821-5442

With a copy to:	Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street
Lincoln, NE 68508
Attention: Mark Scudder
Facsimile: 402-435-4239

Each such mailed notice or communication shall be deemed to have been given to or served upon the party to which addressed within three business days after the date the notice is deposited in the United States registered or certified mail, return receipt requested, postage prepaid, properly addressed in the manner provided above.  Each such delivered notice or communication shall be deemed to have been given to or served upon the party to whom delivered, upon the delivery thereof in the manner provided above.  Either party may change its address for the service of notice by delivering written notice of the change to the other party, in the manner provided above at least five (5) business days prior to the effective date of the change.

20.           Time of the Essence.  Time shall be of the essence in the performance of all obligations under this Agreement.  If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required under this Agreement must be performed, or by which Closing must be held, expires on a Saturday, Sunday or a holiday, then such time period shall be automatically extended to the next business day, except as otherwise provided herein.

21.           Captions.  The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.

22.           Entire Agreement, Modification.  This Agreement and its Exhibits constitute the entire and complete agreement between the parties and supersedes any prior oral or written agreements between the parties with respect to the Property.  It is expressly agreed that there are no verbal understandings or agreements which in any way change the terms, covenants and conditions set forth in this Agreement, and that no modification of this Agreement and no waiver of any of its terms and conditions shall be effective unless it is made in writing and duly executed by both parties hereto.

23.           Binding Effect.  All covenants, agreements and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

24.           Controlling Law.  This Agreement has been made and entered into under the laws of the State of Tennessee, and those laws shall control the interpretation of this Agreement.

25.           Counterpart and Facsimile.  This Agreement may be executed and delivered with the exchange by facsimile or overnight air courier of separate signature pages.

26.           Waiver of Jury Trial.   SELLER AND BUYER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL UNDER THE LAWS OF THE STATE OF TENNESSEE OR OTHERWISE OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS AMONG BUYER OR SELLER RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BUYER AND SELLER.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS).  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLER:

COVENANT TRANSPORT, INC., a Tennessee corporation

By:	/s/ Joey B. Hogan
Name:	Joey B. Hogan
Title:	EVP/CFO

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BUYER:

CT CHATTANOOGA TN, LLC, a Delaware limited liability company

By:	SunTrust Equity Funding, LLC, its manager

By:	/s/R. Todd Shutley
Name:	R. Todd Shutley
Title:	Senior Vice President and Manager

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EXHIBIT A

PROPERTY DESCRIPTION

BEING A PART of the Covenant Transport, Inc. property described in Deed Book 4443, Page 260, of the Register’s Office of Hamilton County, Tennessee, located in the City of Chattanooga, Hamilton County, Tennessee, and being more particularly described as follows:

BEGINNING AT AN OLD PIPE, said point being in the line dividing Sections Thirteen (13) and Fourteen (14), Township Two (2) South, Range Five (5), West of the Basis Line, Ocoee District, the said iron pipe also marking the Northwestern corner of Lot 24, Interchange City, as shown on plat recorded in Plat Book 34, Page 22, in the Register’s Office of Hamilton County, Tennessee, said point also being in the Southern right-of-way of New Cummings Road; thence South 24 degrees 38 minutes 31 seconds West, along the dividing line of said Sections 13 and 14, a distance of 2,285.13 feet to a 5/8 inch rebar with cap set; thence leaving said Section, North 46 degrees 32 minutes 46 seconds West, a distance of 1,582.91 feet to an old rebar found, said point being in the Eastern right-of-way of U.S. Highway No. 11 (Birmingham Highway); thence, as follows; with a curve to the right, said curve having a delta angle of 04 degrees 41 minutes 18 seconds, a radius of 5,690.00 feet, a length of 465.58 feet, and a chord of North 43 degrees 11 minutes 06 seconds East, 465.45 feet to a mag nail set; thence South 44 degrees 28 minutes 15 seconds East, a distance of 50.00 feet to a 5/8 inch rebar with cap set; thence, with a curve to the right, said curve having a delta angle of 05 degrees 41 minutes 23 seconds, a radius of 5,643.85 feet, a length of 560.46 feet to a 5/8 inch rebar with cap set, said point being the end point of said curve; thence North 51 degrees 13 minutes 15 seconds East, a distance of 60.81 feet to a 5/8 inch rebar with cap set; thence, leaving said right-of-way crossing the Covenant Transport, Inc. property, South 78 degrees 34 minutes 19 seconds East, a distance of 92.12 feet, to a 5/8 inch rebar with cap set; thence South 68 degrees 35 minutes 08 seconds East, a distance of 147.50 feet, to a 5/8 inch rebar with cap set; thence South 74 degrees 19 minutes 42 seconds East, a distance of 225.85 feet, to a 5/8 inch rebar with cap set; thence North 34 degrees 00 minutes 05 seconds East, a distance of 431.88 feet, to a 5/8 inch rebar with cap set; thence North 72 degrees 56 minutes 18 seconds East, a distance of 53.57 feet to a 5/8 inch rebar with cap set; thence South 66 degrees 11 minutes 11 seconds East, a distance of 271.94 feet, to a 5/8 inch rebar with cap set; thence South 85 degrees 56 minutes 14 seconds East, a distance of 56.12 feet, to a 5/8 inch rebar with cap set; thence North 50 degrees 53 minutes 23 seconds East, a distance of 51.03 feet, to a 5/8 inch rebar with cap set; thence North 29 degrees 48 minutes 32 seconds East, a distance of 193.24 feet, to a 5/8 inch rebar with cap set, said point being in the Southern right-of-way of New Cummings Road; thence South 63 degrees 18 minutes 12 seconds East, along said right-of-way, a distance of 116.36 feet, to the POINT OF BEGINNING.  All as shown on that Survey prepared by Wesley M. James, R.L.S. Tennessee No. 811, dated January 26, 2006.

Being a portion of the property conveyed to Covenant Transport, Inc., a Tennessee Corporation, by Warranty Deed from John C. Grant, Jr., unmarried, only child and sole heir at law of John C. Grant, recorded December 14, 1994 in Book 4443, Page 260, in the Register’s Office of Hamilton County, Tennessee.

EXHIBIT B

FORM OF LEASE

(Incorporated by reference to Exhibit 10.5 to this Form 10-K)

EXHIBIT C

FORM OF LEASE GUARANTY

(Incorporated by reference to Exhibit 10.20 to Covenant Transportation Group, Inc.'s
Report on Form 8-K, filed April 7, 2006 (SEC Commission File No. 0-24960))

SCHEDULE 1

SELLER INFORMATION DELIVERED BEFORE CONTRACT EXECUTION

None

SCHEDULE 2

PERMITTED EXCEPTIONS AT CONTRACT EXECUTION

1.	Any discrepancies or conflicts in boundary lines, any shortages in area, or any encroachment or overlapping of improvements.

2.	Any facts, rights, interest or claims which are not shown by the public record but which could be ascertained by an accurate survey of the land or by making inquiry of persons in possession thereof.

3.	Easements, liens or encumbrances or claims thereof, which are not shown by the public record.

4.	Any lien, or right to a lien, for services, labor or material imposed by law and not shown by the public record.

5.	Taxes for the year 2006 and thereafter for tax parcel number 165-010, not yet due and payable.

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